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                                                                   EXHIBIT 10.34

                                    AGREEMENT

      This Agreement ("Agreement") is made and effective this 10th day of November, 2004, ("Effective Date") between the FLORIDA DEPARTMENT OF FINANCIAL SERVICES, AS RECEIVER FOR AMERICAN SUPERIOR INSURANCE COMPANY ("American Superior"), whose principal place of business is located at 2020 Capital Circle, S.E., Tallahassee, Florida 32301 and NORTH POINTE CASUALTY INSURANCE COMPANY ("North Pointe"), whose administrative office is located at 28819 Franklin Road, Southfield, MI 48037-2223.

                                    RECITALS

A. By the Order of Rehabilitation entered on September 29, 2004, the Circuit Court of Leon County, Florida ordered the rehabilitation of American Superior Insurance Company, a property and casualty insurance company, and appointed the Florida Department of Financial Services as its Receiver ("Receiver"); and

B. Pursuant to the Order of Rehabilitation, the Florida Department of Financial Services as Receiver is in possession of or is now acquiring possession of the assets of American Superior and is administering those assets under the general supervision of the Circuit Court; and

C. The Florida Department of Financial Services as Receiver has determined that American Superior is insolvent and will petition the Circuit Court for an Order of Liquidation and request the Circuit Court's approval to cancel all policies 30 days from the date of that Order; and

D. American Superior has outstanding and in force insurance policies issued pursuant to the company's underwriting guidelines, and is exiting this business and canceling those policies pursuant to the Order of Liquidation; and

E. North Pointe is willing to write new policies to replace the policies currently underwritten by American Superior, marketing those policies by an affiliate of North Pointe licensed in Florida as a managing general agent under the conditions stated below; and

NOW, THEREFORE, in consideration of the mutual covenants and understandings contained herein and upon the terms and conditions set forth below, the parties hereto agree as follows:


                                    ARTICLE I

DEFINITIONS:

"Agreement" means this Agreement.
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"American Superior" means the Florida Department of Financial Services in its capacity as Receiver of American Superior Insurance Company (in Rehabilitation), a property and casualty insurance company domiciled in the State of Florida.

"BRT" means Business Risk Technologies, Inc.

"Circuit Court" means the Circuit Court of Leon County, Florida.

"Effective Date" means the effective date of this Agreement, November 10th, 2004.

"Executive Orders" mean those orders issued by the Governor of the State of Florida restricting actions that can be taken by insurance companies in Florida following Hurricanes Charley, Frances, Ivan and Jeanne.

"Liability" means any liability, demand, claim, action or cause of action arising out of or in connection with an insurance policy, including all claims for credits due on the policy, refunds, commission claims of agents in connection with, any premium tax related to, and any special, incidental, consequential, extra-contractual or punitive damages arising out of, a policy.

"North Pointe" means North Pointe Casualty Insurance Company, a property and casualty insurance company domiciled in the State of Florida.

"Notice" means any notice, consent, request, waiver, election and other communication authorized, required or permitted to be given under this Agreement.

"OIR" means the Florida Office of Insurance Regulation.

"Order of Liquidation" means the order for which the Circuit Court will be petitioned to place American Superior in statutory liquidation.

"Order of Rehabilitation" means the order entered by the Circuit Court on September 29, 2004 that ordered the rehabilitation of American Superior Insurance Company and appointed the Florida Department of Financial Services as Receiver.

"Policyholder" means each person identified as an insured in a currently effective insurance policy written by American Superior.

"Pre-Existing Condition" means damage or loss to property that occurred while that property was insured by an American Superior policy.

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                                   ARTICLE II

BUSINESS COVERED /TEMPORARY EXCEPTIONS:

North Pointe is not assuming any Liability relating to any American Superior policy. North Pointe shall not become a successor in interest of American Superior that may result in North Pointe assuming any obligation or Liability of American Superior.

American Superior is not assuming any Liability relating to any North Pointe policy. American Superior shall not be deemed a predecessor in interest of North Pointe that may result in American Superior assuming any obligation or Liability of North Pointe.

North Pointe (through its affiliate South Pointe Financial Services, Inc., a Florida-licensed managing general agent) will offer a new policy of insurance with an effective date being the 31st day following the date of the Order of Liquidation to all of the Policyholders of American Superior's current in-force policies (that is, the American Superior policies in effect at any time after the entry of the Order of Liquidation), except those whose properties have a Pre-Existing Condition. North Pointe will not offer coverage to a policyholder with a Pre-Existing Condition until the policyholder submits to North Pointe a written representation and warranty that the PreExisting Condition has been repaired, together with a picture of the front and back of the insured property. North Pointe retains the right to inspect the remedy of any such Pre-Existing Condition, and is only required to offer replacement coverage if the remedy has been performed to North Pointe's sole satisfaction.

                                   ARTICLE III

MATERIALS TO BE SENT TO POLICYHOLDERS:

North Pointe and BRT shall cause to be issued and shall mail to each Policyholder whose property does not have a Pre-Existing Condition the following:

      1. A letter from American Superior notifying the Policyholder that his / her policy is being canceled, informing them of this transaction and introducing North Pointe as the replacement insurer. This letter will include information on obtaining a new policy and receiving an unearned premium refund.

      2.    An introduction letter to each Policyholder from North Pointe.

      3.    A remittance letter to the Policyholder.

      4.    A premium quote based on North Pointe's premium rates.

      5. A pre-filled application for each new policy to be offered by North Pointe.

      6.    A pre-stamped envelope addressed to North Pointe.

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For those Policyholders with a Pre-Existing Condition, American Superior will send:

      1. A letter from American Superior notifying the Policyholder that his / her policy is being canceled, informing them of this transaction and introducing North Pointe as the replacement insurer. This letter will include information on the necessity of remedying the Pre-Existing Condition prior to being eligible for obtaining a new policy and receiving an earned premium refund.

      2. A letter from North Pointe instructing them to contact their agent or North Pointe when their Pre-Existing Condition has been remedied.

All of these materials will be in a form to be agreed to by the parties, and will be sent in a single mailing to be made out of the American Superior offices no later than November 30, 2004. Within seven (7) days of that mailing, BRT will cause to be bulk shipped to North Pointe a copy of each application, premium quote and remittance letter mailed to these Policyholders. American Superior is responsible for providing the letters identified in the two Item 1 descriptions above. BRT has provided certain information systems for American Superior. BRT must provide certain additional services for American Superior and for North Pointe in order for the parties to be able to perform under this Article III. North Pointe's agreement with BRT for these services is at Attachment 1. American Superior intends to enter into an agreement with BRT that will provide the means for American Superior to perform under this Article. The parties acknowledge that the accuracy and timing of North Pointe's offer of insurance to the American Superior policyholders depends upon BRT's performance under its agreements with North Pointe and American Superior. If BRT does not generate information on these policyholders accurately or timely, or if BRT does not provide this information at all, North Pointe will be forced to recreate American Superior's records through whatever information may be available and contacts with insurance agents. If this occurs, while North Pointe will not be able to control the accuracy and timing of its offer of insurance to the American Superior policyholders, it will correct any error of which it is made aware, and in doing so will not be deemed to have breached this Agreement. Nothing in this Agreement will be construed to prohibit North Pointe from offering coverage to Policyholders whose policies will expire before the 30th day after the entry of the Order of Liquidation.

                                   ARTICLE IV

INDEMNIFICATION:

North Pointe will hold harmless and indemnify American Superior from and against any liability, cost or expense (including reasonable fees of legal counsel and related disbursements) incurred by American Superior as a result of or related to: (a) North Pointe's breach of any term contained in this Agreement; (b) any demands, claims, actions or cause of actions arising out of or in connection with an insurance policy written by North Pointe; (c) North Pointe's negligent or wrongful performance or non-performance of its obligations pursuant to this Agreement or any other agreement provided for or contemplated in this Agreement; and (d) any demands,

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claims, actions or cause of actions against American Superior caused by North
Pointe's act or omission. Notwithstanding anything in this Agreement to the contrary, North Pointe will not be required to indemnify American Superior for any demands, claims, actions or cause of actions against American Superior caused by American Superior's act or omission.

American Superior will hold harmless and indemnify North Pointe from and against any liability, costs or expense (including reasonable fees of legal counsel and related disbursements) incurred by North Pointe as a result of or related to:
(a) American Superior's breach of any term contained in this Agreement; (b) any demands, claims, actions or cause of actions arising out of or in connection with an insurance policy written by American Superior; (c) American Superior's negligent or wrongful performance or non-performance of its obligations pursuant to this Agreement or any other agreement provided for or contemplated in this Agreement; and (d) any demands, claims, actions or cause of actions against North Pointe caused by American Superior's act or omission. American Superior will not indemnify North Pointe for any demands, claims, actions or cause of actions against North Pointe caused by North Pointe's act or omission

                                   ARTICLE V

CONSIDERATION:

As consideration for the information received from American Superior is used for the new policies which North Pointe writes, North Pointe agrees to pay to American Superior the amount of Two Dollars ($2.00) per policy within 60 days of North Pointe issuing a new policy and receiving its first payment on that policy

                                   ARTICLE VI

REGULATORY MATTERS:

North Pointe will comply with the OIR's Consent Order duly issued pertaining to approval of this Agreement. The form of Consent Order to be entered is at Attachment 2.

                                  ARTICLE VII

FURTHER INSTRUMENTS:

The parties hereto agree to execute and deliver such further instruments and do such further acts as may be reasonably necessary and proper to carry out the purposes of this Agreement.


                                  ARTICLE VIII

PARTIAL INVALIDITY:
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If any court holds any provision of this Agreement or its applicability to any person or circumstance invalid, the remainder of this Agreement, including the remainder of the section in which such provision appears, or the applicability of such provision to other persons or circumstances, shall not be affected thereby.

                                   ARTICLE IX

ENTIRE UNDERSTANDING:

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof; there are no restrictions, promises, warranties, covenants or undertakings with respect to such subject matter, other than those expressly set forth herein; and this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                                   ARTICLE X

BURDEN AND BENEFIT:

This Agreement is binding on and shall inure to the benefit of the parties hereto, their successors and assigns.

                                   ARTICLE XI

COUNTERPARTS:

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                  ARTICLE XII

NOTICES:

All Notices authorized, required or permitted to be given under this Agreement shall be addressed as follows:

If to North Pointe:

           North Pointe Casualty Insurance Company
           28819 Franklin Road
           P.O. Box 2223
           Southfield, MI 48037-2223
           Attention: B. Matthew Petcoff, Executive Vice-President

If to American Superior:

           The Florida Department of Financial Services as Receiver for American Superior Insurance Company
           P.O. Box 110


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           Tallahassee, FL 32302-0110
           Attention: Mary Schwantes, Director of Estate Management

All Notices must be given in writing, mailed by first class registered or certified mail, and shall be deemed to be received three (3) days after the day of mailing. Either party may change its address for the receipt of Notices or the party to whose attention Notices are sent at any time by giving notice thereof to the other party hereto. In the event that any legal process, notice, or regulatory bulletin, is served on one party in a legal action or proceeding against the other party, or for any other reason whatsoever, the party receiving the process, notice or regulatory bulletin shall promptly and forthwith forward such process, notice or bulletin to the other party as directed above, via registered or certified mail, and with an additional copy sent via fax.

                                  ARTICLE XIII

NO INTERMEDIARY:

The parties represent and warrant to each other that no intermediary was involved in the transactions contemplated by this Agreement nor are any payments being made as a result of the transactions contemplated by this Agreement.

                                  ARTICLE XIV

NO THIRD PARTY BENEFICIARIES:

This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective affiliates or successors.

FLORIDA DEPARTMENT OF FINANCIAL SERVICES
AS RECEIVER FOR AMERICAN SUPERIOR INSURANCE COMPANY

By: /s/ Hugh Dates                     Witness: /s/ Salma Zacur
    --------------------------------            --------------------------------

Title: Special Deputy Receiver         Date: 11-10-04

Date: November 10th 2004

NORTH POINTE CASUALTY INSURANCE COMPANY

By: /s/ James G. Petcoff               Witness: /s/ Donald C. Williams
    --------------------------------            --------------------------------

Title: President                       Date: 11-10-04

Date: 11/10/04

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